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                                                                      EXHIBIT 4


                                                               February 7, 1994


PERSONAL AND CONFIDENTIAL

Board of Directors
William S. Barnickel & Company
c/o Boatmen's Trust Company
100 North Broadway
Post Office Box 14737
St. Louis, Missouri

Dear Gentleman:

Pursuant to our recent discussions, I am pleased to confirm the arrangements under which Morgan Stanley & Co. Incorporated ("Morgan Stanley") is engaged by William S. Barnickel & Company (the "Company") in connection with possible transactions involving the Company including a potential sale, merger or reorganization.

During the term of our engagement we will provide you with financial advice and assistance in connection with this transaction, including advice and assistance with respect to defining objectives, performing valuation analysis, and structuring, planning, and negotiating the transaction.

As you know, our fees for services in connection with a sale transaction depend on the outcome of the assignment and are designed to reflect our contribution to a major corporate objective. In the event that the transaction is not completed, we will charge only an "Advisory Fee" which will reimburse us for our time and effort expended. Under this arrangement, we keep a record of the time spent on assignments; this record is the principal basis for judging the cost of our financial advisory work and the amount of our Advisory Fee. For this assignment, the Advisory Fee is likely to be between $100,000 and $150,000. It is our practice to bill time and efforts fees quarterly as they accrue. We will periodically inform you as charges accumulate and, if it appears that the above range is being exceeded, we will mutually agree on a higher Advisory Fee. If the project is terminated prematurely and our efforts have not warranted the fee suggested by the above range, an appropriately lower fee will be suggested.

If the sale, merger or reorganization of the Company is accomplished, we will charge a "Transaction Fee" against which will be credited any Advisory Fee and the Advisory Fee of $100,000 to be paid by the Trustees of the Barnickel Trust as stipulated in the agreement dated October 27, 1993. The Transaction Fee is calculated as a percentage of the transaction's Aggregate Value, subject to the indicated minimum and maximum fees, as follows:










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                 Aggregate Value          Transaction Fee/
                 of Transaction           Fee Percentage
                     ($MM)
                 ---------------          ----------------

                 180 or less              $1.9 million
                 190                       1.02%
                 200                       1.00%
                 210                       0.99%
                 220                       0.98%
                 230                       0.97%
                 240 or more              $2.3 million

For a transaction in which the Aggregate Value is between two values shown in the above fee schedule, the fee percentage applicable to the transaction is determined by interpolation from the two nearest fee percentages. "Aggregate Value" of the transaction shall be the value of the consideration paid for the Company's common equity (or, in the case of a sale of assets, the consideration paid for such assets), plus the value of any debt, capital lease, and preferred stock obligations of the Company assumed, retired, or defeased in connection with the transaction. Any amounts to be paid by the buyer contingent upon future events shall be paid when such amounts are distributed to shareholders.

Our total fee in connection with a completed transaction will become payable by the Company when control of 50% or more of the Company's common stock changes hands. Nevertheless, our advisory efforts pursuant to this letter will continue after control is obtained to assist you with a second step merger or similar transaction.

Upon your request and at no additional expense, we will render a financial opinion letter in accordance with our customary practice with respect to the consideration to be received in the transaction. The terms of our opinion and the nature and scope of any analysis and investigation we undertake in order to render such opinion shall be such as we consider appropriate in the circumstances. Any advice or opinions provided by Morgan Stanley may not be disclosed or referred to publicly or to any third party other than (i) to shareholders, directors or professional advisors of the Company, (ii) in connection with any legal or administrative proceeding, (iii) as required by law or administrative regulations where, with respect to (ii) and (iii), the Company will make all reasonable efforts to notify Morgan Stanley in advance and to provide Morgan Stanley with an opportunity to comment on the form and substance of such disclosure, and (iv) except in accordance with our prior written consent, which will not be unreasonably withheld.

If an equity offering is required to achieve the liquidity needs of the Company's shareholders, Morgan Stanley would expect to be retained as lead manager of the offering, subject to the Company's satisfaction with the services provided by Morgan Stanley in connection with the transaction contemplated by this letter and subject to reaching mutual agreement on the terms and conditions of the offering. Up to $300,000 of the Transaction Fee would be credited against any fees received by Morgan Stanley for managing this offering. Please note that nothing in this letter constitutes a commitment to underwrite any securities or a commitment on the part of the Company to retain Morgan Stanley; such a commitment would be contained in a definitive and mutually agreeable underwriting agreement.



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In addition to our fee for professional services, reasonable out-of-pocket expenses will be billed separately as incurred. Generally these represent travel, document procurement, and delivery and related matters, but will also include the fees of our attorneys and other professional advisors, approved in advance by the Company, should their advice be required.

Morgan Stanley will act under this letter agreement as an independent contractor with duties solely to the Company. Because we will be acting on your behalf in this capacity, it is our practice to receive indemnification. A copy of our standard indemnity form is attached to this letter.

Please note that Morgan Stanley is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of our trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities of the Company, Petrolite, or any other company that may be involved in this transaction. We recognize our responsibility for compliance with federal securities laws in connection with any such activities.

Our services hereunder may be terminated with or without cause by you or by us at any time and without liability or continuing obligation to you or to us (except for any Advisory Fee earned and expenses incurred by us to the date of termination and except, in the case of termination by you, for our right to a Transaction Fee pursuant to this letter for any transactions effected within two years of such termination) and provided that the indemnity provisions will remain operative regardless of any such termination.

Morgan Stanley and the Company (on its own behalf and, to the extent permitted by law, on behalf of its shareholders) each waives any right to trial by jury in any action, claim, suit or proceeding with respect to Morgan Stanley's engagement as financial advisor or its role in connection herewith.

If the terms of our engagement, as set forth in this letter, are satisfactory, kindly sign the enclosed copy of this letter and indemnification form and return them to us.

We look forward to working with the Company on this very important assignment.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By:__________________________________
                                                       Managing Director
Accepted:

William S. Barnickel & Company

By:_____________________________

Title:  President

Date:  February 14, 1994

Enclosure

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                                                               February 7, 1994



Board of Directors
William S. Barnickel & Company
c/o Boatmen's Trust Company
100 North Broadway
Post Office Box 14737
St. Louis, Missouri


                            CONFIDENTIALITY AGREEMENT

Gentlemen:

         Morgan Stanley & Co. Incorporated ("Morgan Stanley") has been engaged by William S. Barnickel & Company (the "Company") to act in an investment banking capacity on the Company's behalf. In the course of the engagement, the Company may provide Morgan Stanley with certain information concerning the Company, its affiliates and subsidiaries as well as information concerning Petrolite.

         As used herein, "Confidential Information" means all data, reports, interpretations, forecasts and records containing or otherwise reflecting information and concerning the Company, its affiliates and subsidiaries and Petrolite, which the Company will provide to us in the course of our engagement by the Company, together with analyses, compilations, studies or other documents, whether prepared by us or our agents or attorneys, which contain or otherwise reflect such information.

         In consideration of the Company's providing us with Confidential Information, by our signature hereto, we agree that all Confidential Information will be held and treated by us, our agents, attorneys and employees in confidence and will not, except as hereinafter provided, without the prior written consent of the Company be disclosed by us or our agents, attorneys, or employees, in any manner whatsoever, in whole or in part, and will not be used by us or our agents, attorneys or employees other than in connection with our engagement by the Company, including but not limited to the conduct of our due diligence on the Company and Petrolite. Moreover, we further agree (i) to disclose Confidential Information only to our agents, attorneys and employees who need to know the Confidential Information for purposes of our engagement by the Company and who will be advised by us of this agreement and (ii) we will be satisfied that such agents, attorneys and employees will act in accordance herewith.

         Notwithstanding the foregoing, the following will not constitute "Confidential Information" for purposes of this agreement:

         (A) Information which was already in our possession prior its receipt from the Company;

         (B) Information which is obtained by us from a third person who, insofar as is known to us, is not prohibited from transmitting the information to us by a contractual, legal or fiduciary obligation to the Company; and


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         (C)     Information which is or becomes publicly available through no fault of Morgan Stanley.

         The written Confidential Information, except for that portion of the Confidential Information that may be found in analyses, compilations, studies or other documents prepared by us, our agents, attorneys or employees, will be returned to the Company promptly upon its request. That portion of the Confidential Information that may be found in analyses, compilation, studies, or other documents prepared by us, our agents, attorneys or employees, oral Confidential Information and any written Confidential Information not so requested and returned will be held by us and kept subject to the terms of this agreement or destroyed.

         In the event that we are requested or required (by interrogatory, request for information or documents, subpoena, deposition, civil investigative demand or other process) to disclose (i) any Confidential Information or
(ii) any information relating to our opinion, judgment or recommendations concerning the Company, its affiliates or subsidiaries or Petrolite as developed from Confidential Information, it is agreed that we will provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order or waive our compliance with the provisions of this agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, we are, in the opinion of our counsel, compelled to disclose Confidential Information, we may disclose that portion of the Confidential Information which our counsel advises us that we are compelled to disclose. In any event, we will not oppose action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

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         This agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made in and to be performed in that state. If the foregoing reflects our agreement, kindly sign and return the duplicate copy of this letter to us.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By:__________________________________
                                                     Managing Director

Agreed to as of the date set forth above:

William S. Barnickel & Company

By:_____________________________

Title:  President








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Morgan Stanley & Co. Incorporated
1251 Avenue of the Americas
New York, New York  10020


Gentlemen:

         This letter will confirm that we have engaged Morgan Stanley & Co. Incorporated to advise and assist us in connection with the matters referred to in our letter agreement dated _____________________ (the "Engagement Letter"). In consideration of your agreement to act on our behalf in connection with such matters, we agree to indemnify and hold harmless you and your affiliates and your and their respective officers, directors, employees and agents and each other person, if any, controlling you or any of your affiliates (you and each such other person being an "Indemnified Person") from and against any losses, claims, damages or liabilities related to, arising out of or in connection with the engagement (the "Engagement") under the Engagement Letter, and will reimburse each Indemnified Person for all expenses (including reasonable fees and expenses of counsel) as they are incurred in connection with investigating, preparing, pursuing or defending any action, claim, suit, investigation or proceeding related to, arising out of or in connection with the Engagement, whether or not pending or threatened and whether or not any Indemnified Person is a party. We will not, however, be responsible for any losses, claims, damages or liabilities (or expenses relating thereto) that are finally judicially determined to have resulted from the bad faith or gross negligence of any Indemnified Person or your transactions as broker of dealer in securities of Petrolite Inc. or any other securities. We also agree that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to us for or in connection with the Engagement except for any such liability for losses, claims, damages or liabilities incurred by us that are finally judicially determined to have resulted from the bad faith or gross negligence of such Indemnified Person or your transactions as broker of dealer in securities of Petrolite Inc. or any other securities.

         We will select counsel reasonably acceptable to the Indemnified Persons and such counsel may also represent us in the same action, claim or proceeding unless there are actual or potential differing interests between us and the Indemnified Persons which would preclude such counsel from representing all parties.

         We will not, without your prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Person from any liabilities arising out of such action, claim, suit or proceeding. No Indemnified Person seeking indemnification, reimbursement or contribution under this agreement will, without our prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to in the preceding paragraph.

         If the indemnification provided for in the first paragraph of this agreement is judicially determined to be unavailable (other than in accordance with the terms hereof) to an Indemnified Person in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such Indemnified Person hereunder, we shall contribute to the

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amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (and expenses relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to you, on the one hand, and us, on the other hand, of the Engagement or (ii) if the allocation provided by clause (i) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of you and us, as well as any other relevant equitable considerations; provided, however, in no event shall your aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by you under the Engagement Letter. For the purposes of this agreement, the relative benefits to us and you of the Engagement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by us or our stockholders, as the case may be, in the transaction or transactions that are the subject of the Engagement, whether or not any such transaction is consummated, bears to (b) the fees paid or to be paid to you under the Engagement Letter.

         The provisions of this agreement shall apply to the Engagement and any modification thereof and shall remain in full force and effect regardless of any termination or the completion of your services under the Engagement Letter.

         This agreement and the Engagement Letter shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that state.

                                          Very truly yours,

                                          WILLIAM S. BARNICKEL & COMPANY

                                          By:_________________________________

Accepted:

MORGAN STANLEY & CO. INCORPORATED

By____________________________________



Date:                                                                      1/91